Exhibit 10.3

EXECUTION VERSION

SECOND AMENDMENT TO SEVERANCE BENEFITS AGREEMENT

THIS SECOND AMENDMENT TO SEVERANCE BENEFITS AGREEMENT (“Amendment”), is made and entered into as of September 16, 2014, by and between WASHINGTON PRIME GROUP INC. (“WPG”) and Michael P. Glimcher (the “Executive”).

WHEREAS, Glimcher Realty Trust, a Maryland real estate investment trust (“GRT”), Glimcher Properties Limited Partnership, a Delaware limited partnership, and a subsidiary of GRT (“GPLP”), and the Executive previously entered into a severance benefits agreement, dated as of June 11, 1997, as amended April 1, 2011 (the “Agreement”);

WHEREAS, GRT has entered into an Agreement and Plan of Merger, dated as of the date hereof, by and between WPG, Washington Prime Group, L.P., WPG Subsidiary Holdings I, Inc., WPG Subsidiary Holdings II Inc., GRT, and GPLP (the “Merger Agreement”), pursuant to which, among other things, GRT and GPLP will become wholly-owned subsidiaries of WPG;

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement shall constitute a Change in Control of GRT for all purposes pursuant to the Agreement; and

WHEREAS, subject to Section 7 hereof, WPG and the Executive now desire to amend the Agreement on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Term.                                  Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement shall continue in effect until the Executive’s employment with WPG, GRT, GPLP and their respective subsidiaries and affiliates (collectively, the “Company”) terminates and the Executive shall be entitled to receive all benefits described hereunder and the provisions hereof related thereto shall survive such termination.”

2. Compensation upon a Qualifying Termination following a Change in Control of GRT.  Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“If the Executive’s employment with the Company is terminated by the Company without Cause (as defined herein), including as a result of a notice of nonrenewal pursuant to Section 1 of the Employment Agreement, by the Executive for Good Reason (as defined herein) or as a result of the Executive’s death or Disability (as defined herein), in each case following the Effective Time (as defined herein), the Executive shall be entitled to receive the compensation and benefits set forth below, subject to the Executive’s delivery (and non-revocation) of an executed release of claims against the Company and its officers, directors, employees, and affiliates in substantially the form attached hereto as Exhibit A, which release must be delivered to the Company, and the period in which it may be revoked expired, not later than 30 days after the Executive’s termination of employment (the “Release Deadline”).

(a) GPLP shall pay to the Executive, no later than the Release Deadline, a lump sum severance payment equal to three (3) times the Base Amount (as defined below). For purposes of this Section 3(a), the “Base Amount” shall mean the Executive’s annual base salary at the rate in effect immediately prior to the Effective Time plus the target annual cash bonus opportunity applicable to the Executive under the applicable annual cash bonus plan(s) in which the Executive participates in the year in which the Effective Time occurs or such annual cash bonus plan(s) in effect during the Company’s most recently completed fiscal year if no duly effective and approved annual cash bonus plan is in place for the year in which the Effective Time occurs.

(b) Any “Washington Prime Group Inc. Converted Restricted Share Awards” and “Washington Prime Group Inc. Converted Options” (as each such term is defined in Merger Agreement), and “Inducement LTIP Units” and “Special Performance LTIP Units” (as each such term is defined in the Employment Agreement) held by the Executive which are unvested on the date of termination of the Executive’s employment shall, on the date of such termination, vest and, if applicable, become exercisable and remain exercisable until the earlier of the second annual anniversary of the date of the termination of the Executive’s employment and the expiration of the original term of the option, shall no longer be subject to repurchase or any other forfeiture restrictions, and shall be settled in accordance with their terms.  For any current Special Performance Period, or completed Special Performance Period as to which a grant of Special Performance LTIP Units has not been made by the date of the Executive’s termination of employment, Special Performance LTIP Units shall be (A) granted on the fifth (5th) business day following the Release Deadline based (I) as to a current Special Performance Period, on actual performance through the date of the Executive’s termination of employment (projected to the end of the applicable performance period for absolute, but not for relative, performance goals), with the amount earned not pro-rated for the partial completion of the Special Performance Period, and (II) as to a completed Special Performance Period as to which a grant of Special Performance LTIP Units has not been made by the date of the Executive’s termination of employment, on actual performance through the end of such Special Performance Period, with the amount earned not pro-rated, and (B) vested without regard to any applicable service vesting condition upon grant.

(c) GPLP shall fund for the Executive the continuing coverage (“COBRA”) premium for 18 months following the termination of the Executive’s employment, to continue all medical, dental, and vision group insurance benefit programs or arrangements in which the Executive was entitled to participate immediately prior the termination of the Executive’s employment, provided that the Executive’s continued participation is allowable under the general terms and provisions of such plans and programs and provided further, that in the event that the Executive becomes employed by any third party during such 18-month period, then upon the date of such employment the Executive shall no longer be entitled to any medical, dental, or vision insurance benefits described in the preceding clause.  Subject to the preceding sentence, in the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to pay the value of the COBRA premium at the pricing to the Executive as it existed at the time the termination of the Executive’s employment occurs.  If the

Company reasonably determines necessary to avoid benefits under the plans referenced in this paragraph being taxable to the Executive, the Company shall report the value of such continued coverage as taxable income to the Executive.

(d) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Cause” shall mean:  (A) the Executive’s willful failure to perform or substantially perform the Executive’s material duties with the Company; (B) illegal conduct or gross misconduct by the Executive that is willful and demonstrably and materially injurious to the Company’s business, financial condition or reputation; (C) a willful and material breach by the Executive of the Executive’s obligations under this Agreement or the Employment Agreement (as defined below), including without limitation a material and willful breach of the restrictive covenants and confidentiality provisions set forth in the Employment Agreement; or (D) the Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct; provided, however, that the actions in (A) and (C) above will not be considered Cause unless the Executive has failed to cure such actions within 30 days of receiving written notice specifying, with particularity, the events allegedly giving rise to Cause and, further, provided, that, such actions will not be considered Cause unless the Company provides written notice of the events allegedly giving rise to Cause within 90 days of any member of the Board of Directors of WPG (the “Board”) (excluding the Executive, if applicable at the time of such notice) having knowledge of the relevant action.  Further, no act or failure to act by the Executive will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by the Executive pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.  The Executive will not be deemed to be discharged for Cause unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding the Executive), at a meeting called and duly held for such purpose (after reasonable notice to Executive and an opportunity for the Executive and the Executive’s counsel to be heard before the Board), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail.

(ii) “Good Reason” shall mean the occurrence of any one of the following events without the prior written consent of Executive:  (A) a material diminution of the Executive’s duties or responsibilities, authorities, powers or functions (including removal, without Cause, from the Board, failure to be nominated to the Board, ceasing to be the Company’s Chief Executive Officer or including assignment of duties inconsistent with the Chief Executive Officer position as provided in the Employment Agreement); (B) a relocation that would result in the Executive’s principal location of employment being moved 35 miles or more away from the Executive’s principal place of employment as of the Effective Time (as defined below) and, as a result, the Executive’s commute increasing by 35 miles or more; (C) any material breach of this Agreement or the Employment Agreement by the Company; or (D) the Executive being required to report other than directly to the Executive Chairman of the Board or the Board; provided, however, that the actions in (A) through (D) above will not be considered Good Reason unless the Executive shall have provided written notice to the Company, within 120 days of the Executive’s knowledge of the events allegedly giving rise to Good Reason, setting forth the basis for the occurrence of the Good Reason event in reasonable detail, and the Company shall have failed to cure such actions within 30 days of receiving such written notice (and if the Company does effect a cure within that period, such written notice shall be ineffective notice of termination).  Unless the Executive gives the Company a written notice setting forth the basis of the occurrence of the Good Reason event in reasonable detail within 120 days of the Executive’s knowledge of the event which, after any applicable notice and the lapse of any applicable 30-day grace period, would constitute Good Reason, such event will cease to be an event constituting Good Reason.  For the avoidance of doubt, the Executive reporting to the Executive Chairman of the Board shall not constitute Good Reason hereunder.  This definition of Good Reason shall supersede all contrary definitions of Good Reason set forth in any agreements or arrangements by and between the Company and the Executive as of the date hereof and as of the Effective Time.

(iii) “Employment Agreement” shall mean the employment agreement, dated as of the date hereof, by and between the Executive and WPG, as the same may be amended or restated from time to time.

(iv)  “Disability” shall mean the “permanent and total disability” of the Executive as defined in Section 22(e)(3) of the Code, or any successor provision thereto.

(e) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise, except as specifically provided in this Section 3.”

3. Additional Amount.  The final clause in Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following;

“or with respect to any excess parachute payment that is paid following the Effective Time, as soon as reasonably practicable after the date of such payment provided that such date will be no later than December 31st of the year after the year in which the Executive remits such taxes in respect of such payment.”

4. Entire Agreement. Section 9 of the Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement and the Employment Agreement set forth the entire agreement of the parties and are intended to supersede all prior negotiations, understandings and agreements with respect to the subject matter hereof. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.”

5. Executive Acknowledgements.  The following is hereby added as Section 14 of the Agreement:

“Executive hereby acknowledges that each “Glimcher Realty Trust Performance Share” which is held by the Executive as of immediately prior to the “Acquisition Effective Time” shall be treated as provided in Section 3.12(d) of the Merger Agreement. Notwithstanding anything to the contrary in a Glimcher Realty Trust Equity Plan or in any applicable award agreement, Executive hereby waives the accelerated vesting which otherwise would occur at or immediately prior to the “Acquisition Effective Time” under the terms of any “Glimcher Realty Trust Restricted Share” or “Glimcher Realty Trust Stock Option” which is held by the Executive as of immediately prior to the “Acquisition Effective Time,” and agrees that such awards shall be deemed to be “Glimcher Realty Trust Continuing Equity Awards” and treated as provided in Section 3.12(b) and 3.12(c) of the Merger Agreement.  The preceding sentence constitutes a “Continuing Award Waiver.”  Each quoted term in this Section 14 shall have the meaning ascribed to it in the Merger Agreement.”

6.  Sale of Washington Prime Group Inc. Shares.  The Executive agrees that any shares of Washington Prime Group Inc. common stock received by him by virtue of the transactions contemplated by the Merger Agreement and in accordance with the terms thereof, including without limitation the share portion of the “Merger Consideration” (as defined in the Merger Agreement) received in respect of shares of Glimcher Realty Trust common stock and Glimcher Realty Trust performance shares held by the Executive immediately prior to the “Acquisition Effective Time” (as defined in the Merger Agreement), shall be subject to a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly (together, the “Lock Up”), from the Acquisition Effective Time until the time that the Board adopts executive stock ownership guidelines, at and following which time the Executive shall be subject to such guidelines; provided, however that if the Board does not adopt such guidelines by the earliest of (i) the termination of the Executive’s employment with the Company for any reason, (ii) a Change in Control (as defined in Exhibit B hereto) and (iii) the third annual anniversary of the Closing Date (as defined in the Merger Agreement), then the Lock Up shall expire upon the occurrence of such event.

7. Effective Time.  WPG shall take such action as is necessary to cause this Amendment to become as of the “Acquisition Effective Time” (as defined in the Merger Agreement) on the Closing Date (the “Effective Time”), including, as necessary, immediately following the Acquisition Effective Time causing GRT and GPLP to become parties hereto.  If the Merger Agreement is terminated, in accordance with its terms or otherwise and, consequently, the Acquisition Effective Time and the Closing Date do not occur, at the time of such termination, this Amendment shall be null and void ab initio and of no force or effect, and the Agreement shall remain in effect in accordance with its terms.

8. Except as otherwise provided herein, the Agreement shall remain unaltered and of full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name: Robert P. Demchak
Title: Secretary and General Counsel

EXECUTIVE:

/s/ Michael P. Glimcher
Michael P. Glimcher

[Signature Page to Michael P. Glimcher Second Amendment to Severance Benefits Agreement]

EXHIBIT A

GENERAL RELEASE

This General Release of all Claims (this “Agreement”) is entered into on                     , 20     by Michael P. Glimcher (the “Executive”).

In consideration of the promises set forth in the Severance Benefits Agreement between the Executive and Glimcher Realty Trust, a Maryland real estate investment trust (the “Company”), dated as of June 11, 1997, as amended April 1, 2011 and September 16, 2014 (as the same may be amended or restated from time to time, the “Severance Agreement”), and the Employment Agreement, dated as of September 16, 2014, by and between the Executive and Washington Prime Group Inc. (as the same may be amended or restated from time to time, the “Employment Agreement”), the Executive agrees as follows:

1. General Release and Waiver of Claims.

(a) Release.  In consideration of the payments and benefits provided to the Executive under the Severance Agreement and the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates (including without limitation Washington Prime Group Inc., Washington Prime Group, L.P. and Glimcher Properties Limited Partnership) and each of their respective officers, employees, directors, shareholders and agents (all in their capacities as such) (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out (i) of the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company or the Executive set forth in the Severance Agreement, Employment Agreement, or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or the Executive (including, without limitation, obligations to the Executive under the Severance Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights the Executive has as a current or former officer or director of any of the Releasees, including, without limitation, any and all rights thereto referenced in the Employment Agreement, the bylaws of any of the Releasees, other governance documents, or any rights with respect to directors’ and officers’ insurance policies; the Executive’s right to reimbursement of business expenses; any Claims the Releasors may have against the Releasees in the event that the Company or any member of the Releasees brings any Claims against the Executive or any member of the Releasors; any claims of Releasors solely in their capacity of stockholders of the Company; and any rights to contribution in respect of a Releasor held jointly liable with Company.

(b) Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Executive under the Severance Agreement and the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement.  The Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment.  The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2. Proceedings.  The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company to the Executive under the Severance Agreement, the Employment Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3. Remedies.  In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within 30 days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 1(b) of this Agreement within the seven-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Severance Agreement (including for this purpose stock or proceeds from the sale of stock purchased upon the exercise of stock options or delivered upon the vesting of another equity-based compensation award, to the extent the vesting of such stock option or other award accelerated on account of the Executive’s termination of employment) or terminate any benefits or payments that are subsequently due under the Severance Agreement, without waiving the release granted herein.

The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

4. Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5. Nonadmission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6. Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Indiana applicable to contracts executed in and to be performed in that state.

7. Notices.  All notices or communications hereunder shall be in writing, addressed as provided in Section 9(b) of the Employment Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Agreement on the date first set forth below.

THE EXECUTIVE

Michael P. Glimcher

Date of Execution:

EXHIBIT B

“Change of Control” means:

(i) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Washington Prime Group Inc. (the “Company”) representing twenty-five percent (25%) or more of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(ii) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iii) A reorganization, merger or consolidation of the Company, in each case unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their beneficial ownership, immediately prior to such reorganization, merger or consolidation, of the Company’s outstanding voting securities, (B) no person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the Company’s outstanding voting securities) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(iv)  the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition (x) more than

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sixty percent (60%) of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities entitled to vote generally in the election of directors immediately prior to such sale or other disposition in substantially the same proportion as their beneficial ownership, immediately prior to such sale or other disposition, of the Company’s outstanding voting securities, (y) no person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the Company’s outstanding voting securities) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors of the Company providing for such sale or other disposition of assets of the Company; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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